Exhibit 99.1

            The Allied Defense Group Announces Second Quarter and
                         Six Months Financial Results

          Company Records Nineteenth Consecutive Profitable Quarter

    VIENNA, Va., Aug. 4 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc. (Amex: ADG) announces second quarter and six months financial results for the period ending June 30, 2004.

    Second Quarter Results -- For the three months ended June 30, 2004, Allied earned $4.2 million, or $0.71 a share fully diluted, on revenues of $45.2 million, compared to earnings of $2.3 million, or $0.40 a share fully diluted, on revenues of $42.7 million, for the same period in 2003. This marks the Company's nineteenth consecutive profitable quarter.

    Six Months Results -- For the six months ended June 30, 2004, Allied earned $5.0 million, or $0.84 a share fully diluted, on revenues of $79.7 million. This compares to earnings of $6.2 million, or $1.08 a share fully diluted, on revenues of $85.4 million for the same period in 2003.

    Revenue -- Revenue for the three months ended June 30, 2004 increased roughly 6% over the revenue for the same period in 2003. The change was primarily due to increased sales by the VSK Group and NS Microwave. The VSK Group exceeded its 2003 year-to-date performance by $2.5 million, or 20%. Sales at NS Microwave surpassed 2003 results by $3.9 million, or 258%, due to improved order flow from government contracts. Another factor for the increase in revenue for the quarter was a 6% increase in the value of the Euro from the same period in 2003.

    Earnings Per Share -- Diluted earnings per share for the three months ended June 30, 2004 increased 78% over the same period in 2003. The increase was due to the boost in sales, the increase in the value of the Euro, and improved margins from production efficiencies at MECAR, The VSK Group, and NS Microwave.

    Backlog -- Backlog as of June 30, 2004 was approximately $88.6 million, compared to $115.4 million as of December 31, 2003. The June 30, 2004 and December 31, 2003 amounts include an unfunded portion of approximately $9.7 million from a U.S. government agency that awarded NS Microwave a multi-year Indefinite Delivery, Indefinite Quantity (IDIQ) contract in 2003. In the second quarter, Allied booked new orders of $52.9 million.

    SG&A/R&D -- SG&A/R&D expenses for the three months ended June 30, 2004 were slightly higher compared to the corresponding period a year ago.



                        The Allied Defense Group, Inc.
         (All amounts in thousands of U.S. Dollars except share data)


      Income Statement          Three Months Ended         Six Months Ended
                                     June 30,                  June 30,
                                2004         2003         2004         2003

    Revenue                   $45,228      $42,723      $79,696      $85,380
    Cost of Sales             (30,537)     (30,691)     (54,848)     (59,606)
            Gross Margin      $14,691      $12,032      $24,848      $25,774
                             32.5%        28.1%        31.2%        30.2%
    SG&A/R&D                   $7,518       $7,426      $15,726      $14,051
        Operating Income       $7,173       $4,606       $9,122      $11,723
                             15.9%        10.8%        11.4%        13.7%
    Other Income/(Expense)      $(512)       $(741)     $(1,237)     $(1,051)
    Taxes                       2,435        1,563        2,915        4,436
              Net Income       $4,226       $2,302       $4,970       $6,236
                              9.3%         5.4%         6.2%         7.3%
    Weighted Shares
       Basic                5,555,509    5,487,919    5,553,454    5,483,546
       Fully Diluted        6,017,500    5,920,786    6,031,710    5,919,666
    Earnings Per Share
       Basic                    $0.76        $0.42        $0.89        $1.14
       Fully Diluted            $0.71        $0.40        $0.84        $1.08



    Balance Sheet -- Certain balance sheet data is listed below:


         Balance Sheet                 As of June 30,       As of December 31,
            Data                            2004                   2003

    Current Assets                        $180,061               $184,391
    Total Assets                          $223,185               $227,237
    Current Liabilities                   $101,721               $107,511
    Working Capital                        $78,340                $76,880
    Long Term Liabilities                   $8,912                 $9,731
    Stockholders' Equity                  $112,552               $109,995


    Major General (Ret.) John G. Meyer, Jr., Chief Executive Officer and President of The Allied Defense Group said, "Our subsidiaries performed very well in the second quarter of 2004, and the consolidated results for the first half of the year are in line with our internal expectations. Due to the absence of a large order in our backlog, such as the approximately $130 million FMS contract awarded in 2002, we are projecting a more normal level of production at MECAR for 2004, resulting in a profitable year, although less so than the preceding two years."

    "At the end 2003, we committed to taking aggressive steps in 2004 to 'right size' our U.S. companies. Customer diversification, implementation of new leadership, a reduction of the workforce, and material cost reduction efforts were components to the 'right sizing.' I feel we are beginning to see the results of those efforts, especially with NS Microwave," concluded General Meyer.

    About The Allied Defense Group, Inc. (formerly Allied Research
Corporation)

    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

    For more Information, please visit the Company web site:
http://www.allieddefensegroup.com.

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

    CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of Allied Defense Group, Inc.

SOURCE  Allied Defense Group, Inc.
    -0-                             08/04/2004
    /CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of Allied Defense Group, Inc./
    /Web site:  http://www.allieddefensegroup.com/
    (ADG)

CO:  Allied Defense Group, Inc.
ST:  Virginia
IN:  ARO
SU:  ERN